CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 1, 2019, relating to the financial statements and financial highlights of NexPoint Healthcare Opportunities Fund for the period ended December 31, 2018, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 29, 2019